UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                     Comstock Homebuilding Companies, Inc.
                                (Name of Issuer)


                Class A Common Stock, par value $0.01 per share
                         (Title of Class of Securities)


                                  205684 10 3
                                 (CUSIP Number)


                              June 22, 2005
---------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]               Rule 13d-1(b)

[X]               Rule 13d-1(c)

[ ]               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures previously provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act.

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CUSIP No. 205684 10 3             Schedule 13G              Page 2 of 6 Pages
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--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON:
          Lawrence E. Golub

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only):


--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                            (a)
                            (b)
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
          ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
---------------------- ------ --------------------------------------------------
                         5    SOLE VOTING POWER

                              550,250
                       ------ --------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
                       ------ --------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH              550,250
                       ------ --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          550,250 (1)
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.8%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The Reporting Person disclaims beneficial ownership of 366,833 shares of Class A Common Stock held by The Lawrence E. Golub Grantor Retained Annuity Trust and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

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CUSIP No. 205684 10 3             Schedule 13G              Page 3 of 6 Pages
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Item 1.

        (a)      Name of Issuer
                 Comstock Homebuilding Companies, Inc.

        (b)      Address of Issuer's Principal Executive Offices
                 11465 Sunset Hills Road, 5th Floor
                 Reston, Virginia  20190

Item 2.

        (a)      Name of Person Filing
                 Lawrence E. Golub ("Reporting Person")

        (b) Address of Principal Business Office or, if none, Residence 551 Madison Avenue
                 6th Floor
                 New York, NY  10022

        (c)      Citizenship
                 United States

        (d)      Title of Class of Securities
                 Class A Common Stock, par value $0.01 per share

        (e)      CUSIP Number
                 205684 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a)     [ ] Broker or Dealer registered under Section 15 of the Act

        (b)     [ ] Bank as defined in Section 3(a)(6) of the Act

        (c)     [ ] Insurance Company as defined in Section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

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CUSIP No. 205684 10 3             Schedule 13G              Page 4 of 6 Pages
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        (f)     [ ] Employee  Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

        (g)     [   ]   Parent    Holding   Company,    in    accordance    with
                ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

        (j)     [ ] Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

        (a)     Amount Beneficially Owned
                550,250(2)

        (b)     Percent of Class
                4.8%

        (c)     Number of shares as to which such person has:

        (i)     sole power to vote or to direct the vote
                550,250

        (ii)    shared power to vote or to direct the vote
                0

        (iii)   sole power to dispose or to direct the disposition of
                550,250

        (iv)    shared power to dispose or to direct the disposition of
                0

(2) The Reporting Person disclaims beneficial ownership of 366,833 shares of Class A Common Stock held by The Lawrence E. Golub Grantor Retained Annuity Trust and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

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CUSIP No. 205684 10 3             Schedule 13G              Page 5 of 6 Pages
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Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP No. 205684 10 3             Schedule 13G              Page 6 of 6 Pages
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                                    SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated:  June 23, 2005


                                           /s/  Lawrence E. Golub
                                           ----------------------------------
                                           Lawrence E. Golub